SCHEDULE 13D
                                 (RULE 13d-101)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                      AFFIRMATIVE INSURANCE HOLDINGS, INC.
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                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
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                         (Title of Class of Securities)

                                    008272106
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                                 (CUSIP Number)

                             J. Christopher Flowers
                           Affirmative Investment LLC
                          717 Fifth Avenue, 26th Floor
                            New York, New York 10022
                            Telephone: (212) 404-6800
                            Facsimile: (212) 404-6899
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       (Name, Address and Telephone Number of Person Authorized to Receive
                       Notices and Communications)

                                With a copy to:
                             Stephen M. Kotran, Esq.
                             Sullivan & Cromwell LLP
                                125 Broad Street
                            New York, New York 10004
                                 (212) 558-4000

                                 August 4, 2006
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             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g) check the following box [ ].

                                                                    RULE 13D-101
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CUSIP NO. 008272106              SCHEDULE 13D                 PAGE 2 OF 10 PAGES
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          NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   1.     (ENTITIES ONLY):
          AFFIRMATIVE INVESTMENT LLC
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A)[X]
   2.     (See Instructions)                                             (B)[ ]
--------------------------------------------------------------------------------
   3.     SEC USE ONLY
--------------------------------------------------------------------------------
          SOURCE OF FUNDS:
   4.
          AF
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   5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(D) or 2(E)                                             [ ]
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          CITIZENSHIP OR PLACE OF ORGANIZATION:
   6.
          DELAWARE
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                                SOLE VOTING POWER
  NUMBER OF               7.    0
   SHARES
BENEFICIALLY              ------------------------------------------------------
  OWNED BY                      SHARED VOTING POWER
    EACH
 REPORTING                 8.   7,860,927 (SEE ITEM 5)
PERSON WITH               ------------------------------------------------------
                                SOLE DISPOSITIVE POWER

                           9.   0
--------------------------------------------------------------------------------
          SHARED DISPOSITIVE POWER
  10.
          7,860,927 (SEE ITEM 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11.
          7,860,927 (SEE ITEM 5)
--------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13.
          51.9% (SEE ITEM 5)
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON (See Instructions)
  14.
          OO
--------------------------------------------------------------------------------

                                                                    RULE 13D-101
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CUSIP NO. 008272106              SCHEDULE 13D                 PAGE 3 OF 10 PAGES
--------------------------------------------------------------------------------
          NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   1.     (ENTITIES ONLY):
          AFFIRMATIVE ASSOCIATES LLC
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A)[X]
   2.     (See Instructions)                                             (B)[ ]
--------------------------------------------------------------------------------
   3.     SEC USE ONLY
--------------------------------------------------------------------------------
          SOURCE OF FUNDS:
   4.
          AF
--------------------------------------------------------------------------------
   5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(D) or 2(E)                                             [ ]
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION:
   6.
          DELAWARE
--------------------------------------------------------------------------------
                                SOLE VOTING POWER
  NUMBER OF               7.    0
   SHARES
BENEFICIALLY              ------------------------------------------------------
  OWNED BY                      SHARED VOTING POWER
    EACH
 REPORTING                 8.   7,860,927 (SEE ITEM 5)
PERSON WITH               ------------------------------------------------------
                                SOLE DISPOSITIVE POWER

                           9.   0
--------------------------------------------------------------------------------
          SHARED DISPOSITIVE POWER
  10.
          7,860,927 (SEE ITEM 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11.
          7,860,927 (SEE ITEM 5)
--------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13.
          51.9% (SEE ITEM 5)
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON (See Instructions)
  14.
          OO
--------------------------------------------------------------------------------

                                                                    RULE 13D-101
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CUSIP NO. 008272106              SCHEDULE 13D                 PAGE 4 OF 10 PAGES
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          NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   1.     (ENTITIES ONLY):
          J. CHRISTOPHER FLOWERS
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A)[X]
   2.     (See Instructions)                                             (B)[ ]
--------------------------------------------------------------------------------
   3.     SEC USE ONLY
--------------------------------------------------------------------------------
          SOURCE OF FUNDS:
   4.
          PF
--------------------------------------------------------------------------------
   5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(D) or 2(E)                                             [ ]
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION:
   6.
          U.S. CITIZEN
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                                SOLE VOTING POWER
  NUMBER OF               7.    0
   SHARES
BENEFICIALLY              ------------------------------------------------------
  OWNED BY                      SHARED VOTING POWER
    EACH
 REPORTING                 8.   7,860,927 (SEE ITEM 5)
PERSON WITH               ------------------------------------------------------
                                SOLE DISPOSITIVE POWER

                           9.   0
--------------------------------------------------------------------------------
          SHARED DISPOSITIVE POWER
  10.
          7,860,927 (SEE ITEM 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11.
          7,860,927 (SEE ITEM 5)
--------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13.
          51.9% (SEE ITEM 5)
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON (See Instructions)
  14.
          IN
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

                                                                    RULE 13D-101
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CUSIP NO. 008272106              SCHEDULE 13D                 PAGE 5 OF 10 PAGES
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          NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   1.     (ENTITIES ONLY):
          NEW AFFIRMATIVE LLC
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A)[X]
   2.     (See Instructions)                                             (B)[ ]
--------------------------------------------------------------------------------
   3.     SEC USE ONLY
--------------------------------------------------------------------------------
          SOURCE OF FUNDS:
   4.
          AF, OO
--------------------------------------------------------------------------------
   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) or 2(E)[ ]
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION:
   6.
          DELAWARE
--------------------------------------------------------------------------------
                                SOLE VOTING POWER
  NUMBER OF               7.    0
   SHARES
BENEFICIALLY              ------------------------------------------------------
  OWNED BY                      SHARED VOTING POWER
    EACH
 REPORTING                 8.   7,860,927 (SEE ITEM 5)
PERSON WITH               ------------------------------------------------------
                                SOLE DISPOSITIVE POWER

                           9.   0
--------------------------------------------------------------------------------
          SHARED DISPOSITIVE POWER
  10.
          7,860,927 (SEE ITEM 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  11.
          7,860,927 (SEE ITEM 5)
--------------------------------------------------------------------------------
  12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  13.
          51.9% (SEE ITEM 5)
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON (See Instructions)
  14.
          OO
--------------------------------------------------------------------------------

         This Statement on Schedule 13D/A (the "Statement") is being filed as Amendment No. 3 to the Statement on Schedule 13D originally filed with the Securities and Exchange Commission on June 30, 2005 (the "Original Statement"), as amended by Amendment No. 1 to the Statement on Schedule 13D filed with the Securities and Exchange Commission on August 26, 2005 (the "First Amendment") and Amendment No. 2 to the Statement on Schedule 13D filed with the Securities and Exchange Commission on August 31, 2005 (the "Second Amendment"). Capitalized terms used but not defined herein have the meaning set forth in the Original Statement, the First Amendment or the Second Amendment.

ITEM 4.  PURPOSE OF TRANSACTION.

         Item 4 is hereby supplementally amended as follows:

         On August 4, 2006, DSC AFFM entered into a purchase agreement (the "DSC/Affirmative Purchase Agreement") with Affirmative Investment pursuant to which DSC AFFM agreed to sell to Affirmative Investment all of the membership units of NAL owned by DSC AFFM, which represent an aggregate of 50% of the outstanding membership units of NAL. Upon consummation of the transactions contemplated by the DSC/Affirmative Purchase Agreement, DSC AFFM will cease to own any interest in NAL and will no longer beneficially own any shares of Common Stock; however, DSC AFFM currently remains the beneficial owner of all shares of Common Stock reported in this Statement.

         The consummation of the transactions contemplated by the DSC/Affirmative Purchase Agreement is subject to various conditions, including but not limited to: (i) the absence of any law, judgment, injunction or decree being in effect which prohibits the consummation of transactions contemplated by the DSC/Affirmative Purchase Agreement and (ii) the representations and warranties in the DSC/Affirmative Purchase Agreement being true and correct (or in some cases true and correct in all material respects) as of the date of consummation of such transactions. Unless delayed by a requirement to fulfill a condition to closing, the parties have agreed to consummate the transactions contemplated by the DSC/Affirmative Purchase Agreement on August 31, 2006. A copy of the DSC/Affirmative Purchase Agreement is attached as Exhibit A hereto.

ITEM 6.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 6 is hereby supplementally amended by reference to the disclosures in Item 4 of this Statement.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

EXHIBIT                                    DESCRIPTION
-------------------  -----------------------------------------------------------
Exhibit A            Purchase Agreement, dated August 4, 2006, by and between
                     DSC AFFM LLC and Affirmative Investment LLC

Exhibit B            Joint Filing Agreement, dated August 31, 2005, by and
                     among the Reporting Persons (Incorporated by reference to Exhibit 1 to the Second Amendment)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 8, 2006

                                      AFFIRMATIVE INVESMENT LLC

                                      By: /s/ Avshalom Kalichstein
                                          --------------------------------------
                                          Name:    Avshalom Kalichstein
                                          Title:   Authorized Person

                                      AFFIRMATIVE ASSOCIATES LLC

                                      By: /s/ J. Christopher Flowers
                                          --------------------------------------
                                          Name:    J. Christopher Flowers
                                          Title:   Authorized Person

                                      J. CHRISTOPHER FLOWERS

                                          /s/ J. Christopher Flowers
                                          --------------------------------------

                                      NEW AFFIRMATIVE LLC

                                      By:  /s/ Michael J. Ryan
                                          --------------------------------------
                                          Name:    Michael J. Ryan
                                          Title:   Authorized Person

                                      By: /s/ Avshalom Kalichstein
                                          --------------------------------------
                                          Name:    Avshalom Kalichstein
                                          Title:   Authorized Person

EXHIBIT INDEX

EXHIBIT                                    DESCRIPTION
-------------------  -----------------------------------------------------------
Exhibit A            Purchase Agreement, dated August 4, 2006, by and between
                     DSC AFFM LLC and Affirmative Investment LLC

Exhibit B            Joint Filing Agreement, dated August 31, 2005, by and
                     among the Reporting Persons (Incorporated by reference to Exhibit 1 to the Second Amendment)










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